Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
August 13, 2015 at 1:05 PM PDT		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Salimah Karmali
Nordstrom, Inc.
(206) 303-3118
Nordstrom Achieved Total Sales Growth of 9.2% and Comparable Sales Increase of 4.9%
Second Quarter 2015 Earnings In-Line with Expectations
SEATTLE, Wash. (August 13, 2015) – Nordstrom, Inc. (NYSE: JWN) today reported earnings per diluted share of $1.09 for the second quarter ended August 1, 2015. This included an increase in earnings per diluted share of $0.16, which primarily represented the reclassification of receivables as "held for sale" associated with the pending credit card transaction.
The Company's second quarter performance, which was in-line with Company expectations, reflected the execution of its customer strategy and continued top-line strength fueled by its growth investments. Total Company net sales increased 9.2 percent, marking the fourth consecutive quarter of high-single-digit growth. The Company's strategic growth investments, including its entry into Canada, the acquisition of Trunk Club and launch of Nordstromrack.com, drove over one-third of the total sales growth in the second quarter.
Total Company comparable sales increased 4.9 percent, compared with the same period last year, reflecting consistent trends over the past year. In addition, the Anniversary Sale, which is the Company's largest event of the year, achieved Company expectations.
CREDIT CARD TRANSACTION UPDATE
On May 26, 2015, the Company announced its strategic credit card relationship with TD Bank (TD), including the sale of its existing U.S. Visa and private label consumer credit card portfolio. The Company also entered into a program agreement with TD, in which it will be entitled to a substantial portion of net revenue generated by the credit card portfolio.
Upon closing, the Company expects to receive approximately $1.8 billion, net of $325 million in debt reduction and transaction costs. While the Company is continuing to evaluate its plans for the use of proceeds, it intends to fund its long-term growth through current operations and maintain its current capital structure.
In the second quarter, the Company reclassified its receivables to "held for sale" resulting in the reduction of expense. The Company will provide a further update on the overall financial impact of the transaction following closing, which is expected by the end of the year and subject to regulatory approval.
SECOND QUARTER SUMMARY

•	Second quarter net earnings were $211 million and earnings before interest and taxes were $377 million, or 10.5 percent of net sales.

•
This included an increase in earnings before interest and taxes of $51 million, which primarily represented the reclassification of receivables to "held for sale" associated with the credit card transaction.

•	In addition, the impact of the Trunk Club acquisition and the ongoing entry into Canada represented a planned incremental reduction to earnings before interest and taxes of $14 million.

•
Total Company net sales of $3.6 billion for the second quarter increased 9.2 percent compared with net sales of $3.3 billion during the same period in fiscal 2014. Total Company comparable sales for the second quarter increased 4.9 percent.

•
Nordstrom comparable sales, which consist of the full-line and Nordstrom.com businesses, increased 4.8 percent. Top-performing merchandise categories included Cosmetics and Women's Apparel. The strength in Women's Apparel was led by coats, dresses and younger customer-focused departments.

•
Full-line net sales of $2.1 billion increased 1.1 percent compared with the same period last year. Comparable sales increased 0.8 percent, reflecting ongoing improvement in sales trends. The Southwest and Southeast were the top-performing geographic regions.

•	Nordstrom.com net sales increased 20 percent, primarily driven by continued expansion of merchandise selection.

•	Net sales in the off-price business increased 16 percent compared with the same period last year.

•
Nordstrom Rack net sales of $0.9 billion increased 13 percent, compared with the same period in fiscal 2014, representing 26 consecutive quarters of double-digit growth. Nordstrom Rack comparable sales increased 1.7 percent, on top of last year's increase of 4.0 percent, consistent with its two-year stacked trend.

•	Nordstromrack.com/HauteLook net sales increased 50 percent for the second consecutive quarter.

•	Gross profit of $1.3 billion, or 35.3 percent of net sales, decreased 6 basis points compared with the same period in fiscal 2014.

•
Ending inventory increase of 11 percent, compared with the same period last year, was consistent with expectations and reflected planned growth initiatives related to Trunk Club and Canada. This increase was relatively in-line with the net sales increase of 9.2 percent.

•
Selling, general and administrative expenses of $1.0 billion, or 29.1 percent of net sales, increased 86 basis points compared with the same period in fiscal 2014, due to planned growth initiatives related to Trunk Club and Canada and higher fulfillment costs associated with online growth.

•
The Nordstrom Rewards loyalty program continued to contribute to overall results, with members shopping three times more frequently and spending four times more on average than non-members. The Company opened approximately 350,000 new accounts in the second quarter. With 4.5 million active members, sales from members increased 10 percent in the second quarter and represented 44 percent of sales.

•
During the second quarter, the Company repurchased 3.1 million shares of its common stock for $233 million. A total of $736 million remains available under its existing share repurchase board authorization. The actual number and timing of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission rules.

•
Return on invested capital (ROIC) for the 12 months ended August 1, 2015 was 11.9 percent compared with 13.2 percent in the prior 12-month period. This decrease reflected the acquisition of Trunk Club in addition to ongoing store expansion and increased technology investments. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included.

EXPANSION UPDATE
During the first half of the year, the Company opened two full-line stores and 11 Nordstrom Rack stores. In the third quarter, the Company plans to open three full-line stores (Vancouver, BC, Canada; Minneapolis, Minnesota; and Milwaukee, Wisconsin), relocate a full-line store in Los Angeles, California and open 16 Nordstrom Rack stores. The Company opened the following store in the second quarter of 2015:

Location	Store Name	Square Footage (000's)	Timing

Nordstrom Rack
Dublin, California	Persimmon Place	35	May 7

Number of stores	August 1, 2015	August 2, 2014
Nordstrom full-line - U.S.	116	117
Nordstrom full-line - Canada	2	—
Nordstrom Rack	178	151
Other[1]	8	3
Total	304	271
[1] Other includes our Trunk Club clubhouses, Jeffrey boutiques and our Last Chance store.

Gross square footage	27,556,000	26,442,000
FISCAL YEAR 2015 OUTLOOK
The Company updated its annual earnings per diluted share expectations, incorporating second quarter results, including the reclassification of receivables as "held for sale" associated with the pending credit card transaction and share repurchases in the second quarter. Nordstrom's expectations for fiscal 2015 are as follows:

	Prior Outlook	Current Outlook, excluding credit transaction and other, net	Current Outlook
Net sales increase (percent)	7 to 9	8.5 to 9.5	8.5 to 9.5
Comparable sales increase (percent)	2 to 4	3.5 to 4.5	3.5 to 4.5
Gross profit % (basis points)	5 to 15 decrease	5 decrease to 5 increase	5 decrease to 5 increase
Selling, general and administrative expenses % (basis points)	55 to 65 increase	65 to 75 increase	65 to 75 increase
Credit transaction and other, net	--	--	$51 million EBIT increase
Earnings per diluted share (excluding the impact of any future share repurchases)	$3.65 to $3.80	$3.70 to $3.80	$3.85 to $3.95

CONFERENCE CALL INFORMATION
The Company's senior management will host a conference call to discuss second quarter 2015 results and fiscal 2015 outlook at 4:45 p.m. Eastern Daylight Time today. To listen to the live call online and view the speakers' prepared remarks, the conference call slides and Performance Summary document, visit the Investor Relations section of the Company's corporate website at http://investor.nordstrom.com. An archived webcast with the speakers' prepared remarks, the conference call slides and Performance Summary document will be available in the Quarterly Earnings section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13615018, until the close of business on August 20, 2015.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 304 stores in 38 states and Canada. Customers are served at 118 Nordstrom stores in the U.S. and Canada; 178 Nordstrom Rack stores; two Jeffrey boutiques; and one clearance store. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com and HauteLook. The company also owns Trunk Club, a personalized clothing service serving customers online at TrunkClub.com and its five clubhouses. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending January 30, 2016, anticipated annual total and comparable sales rates, anticipated new store openings in existing, new and international markets, anticipated Return on Invested Capital and trends in our operations. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: successful execution of our customer strategy, including expansion into new domestic and international markets, acquisitions, investments in our stores and online, our ability to realize the anticipated benefits from growth initiatives and our ability to provide a seamless experience across all channels; timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to manage the investment opportunities in our online business and our ability to manage related organizational changes; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; effective inventory management, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third-party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or company information or compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; our ability to effectively utilize data in strategic planning and decision making; efficient and proper allocation of our capital resources; our ability to successfully close the U.S. Visa and private label credit card portfolio transaction; our ability to safeguard our reputation and maintain our vendor relationships; the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive retail industry; weather conditions, natural disasters, health hazards, national security or other market disruptions, or the prospects of these events and the resulting impact on consumer spending patterns; our compliance with applicable banking-related laws and regulations impacting our ability to extend credit to our customers, employment laws and regulations, certain international laws and regulations, other laws and regulations applicable to us, including the outcome of claims and litigation and resolution of tax matters, and ethical standards; impact of the current regulatory environment and financial system and health care reforms; compliance with debt covenants, availability and cost of credit, changes in interest rates, debt repayment patterns, personal bankruptcies and bad debt write-offs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended January 31, 2015, and our Form 10-Q for the fiscal quarter ended May 2, 2015, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Six Months Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Net sales	$3,598	$3,296	$6,714	$6,133
Credit card revenues	103	96	202	190
Total revenues	3,701	3,392	6,916	6,323
Cost of sales and related buying and occupancy costs	(2,327)	(2,130)	(4,326)	(3,951)
Selling, general and administrative expenses	(1,048)	(931)	(2,019)	(1,776)
Credit transaction and other, net	51	—	51	—
Earnings before interest and income taxes	377	331	622	596
Interest expense, net	(32)	(35)	(65)	(70)
Earnings before income taxes	345	296	557	526
Income tax expense	(134)	(113)	(218)	(203)
Net earnings	$211	$183	$339	$323

Earnings per share:
Basic	$1.11	$0.97	$1.78	$1.70
Diluted	$1.09	$0.95	$1.74	$1.68

Weighted-average shares outstanding:
Basic	189.4	189.6	190.0	189.7
Diluted	193.5	192.7	194.2	192.7

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	August 1, 2015	January 31, 2015	August 2, 2014
Assets
Current assets:
Cash and cash equivalents	$423	$827	$772
Accounts receivable held for sale	2,391	—	—
Accounts receivable, net	241	2,306	2,454
Merchandise inventories	2,004	1,733	1,805
Current deferred tax assets, net	256	256	260
Prepaid expenses and other	117	102	96
Total current assets	5,432	5,224	5,387

Land, property and equipment (net of accumulated depreciation of $4,912, $4,698 and $4,587)	3,570	3,340	3,096
Goodwill	447	435	175
Other assets	251	246	248
Total assets	$9,700	$9,245	$8,906

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,589	$1,328	$1,529
Accrued salaries, wages and related benefits	389	416	358
Other current liabilities	1,145	1,048	944
Current portion of long-term debt	333	8	7
Total current liabilities	3,456	2,800	2,838

Long-term debt, net	2,808	3,123	3,111
Deferred property incentives, net	560	510	498
Other liabilities	385	372	358

Commitments and contingencies

Shareholders' equity:
Common stock, no par value: 1,000 shares authorized; 188.2, 190.1 and 188.6 shares issued and outstanding	2,460	2,338	1,958
Retained earnings	97	166	179
Accumulated other comprehensive loss	(66)	(64)	(36)
Total shareholders' equity	2,491	2,440	2,101
Total liabilities and shareholders' equity	$9,700	$9,245	$8,906

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Six Months Ended
	August 1, 2015	August 2, 2014
Operating Activities
Net earnings	$339	$323
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	277	244
Amortization of deferred property incentives and other, net	(41)	(40)
Deferred income taxes, net	(24)	(43)
Stock-based compensation expense	41	31
Tax benefit from stock-based compensation	13	10
Excess tax benefit from stock-based compensation	(13)	(11)
Bad debt expense	20	22
Credit transaction and other, net	(54)	—
Change in operating assets and liabilities:
Accounts receivable	(216)	(221)
Merchandise inventories	(280)	(263)
Prepaid expenses and other assets	(19)	(11)
Accounts payable	240	241
Accrued salaries, wages and related benefits	(30)	(35)
Other current liabilities	56	68
Deferred property incentives	97	48
Other liabilities	9	6
Net cash provided by operating activities	415	369

Investing Activities
Capital expenditures	(521)	(376)
Change in credit card receivables originated at third parties	(64)	(77)
Other, net	4	(9)
Net cash used in investing activities	(581)	(462)

Financing Activities
Proceeds from long-term borrowings, net of discounts	16	13
Principal payments on long-term borrowings	(4)	(4)
Increase in cash book overdrafts	49	15
Cash dividends paid	(142)	(125)
Payments for repurchase of common stock	(267)	(326)
Proceeds from issuances under stock compensation plans	71	91
Excess tax benefit from stock-based compensation	13	11
Other, net	26	(4)
Net cash used in financing activities	(238)	(329)

Net decrease in cash and cash equivalents	(404)	(422)
Cash and cash equivalents at beginning of period	827	1,194
Cash and cash equivalents at end of period	$423	$772

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY BUSINESS
(unaudited; dollar and share amounts in millions)
Retail Business
Our Retail Business includes our Nordstrom branded full-line stores and online store, Nordstrom Rack stores, Nordstromrack.com/HauteLook, Trunk Club, Jeffrey and our Last Chance clearance store. It also includes unallocated corporate center expenses. The following table summarizes the results of our Retail Business for the quarter and six months ended August 1, 2015 compared with the same period in 2014:

	Quarter Ended
	August 1, 2015		August 2, 2014
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$3,598	100.0%	$3,296	100.0%
Cost of sales and related buying and occupancy costs	(2,326)	(64.6%)	(2,129)	(64.6%)
Gross profit	1,272	35.4%	1,167	35.4%
Selling, general and administrative expenses	(999)	(27.8%)	(889)	(27.0%)
Other loss	(10)	(0.3%)	—	—
Earnings before interest and income taxes	263	7.3%	278	8.5%
Interest expense, net	(27)	(0.8%)	(30)	(0.9%)
Earnings before income taxes	$236	6.6%	$248	7.5%

	Six Months Ended
	August 1, 2015		August 2, 2014
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$6,714	100.0%	$6,133	100.0%
Cost of sales and related buying and occupancy costs	(4,323)	(64.4%)	(3,949)	(64.4%)
Gross profit	2,391	35.6%	2,184	35.6%
Selling, general and administrative expenses	(1,920)	(28.6%)	(1,682)	(27.4%)
Other loss	(10)	(0.1%)	—	—
Earnings before interest and income taxes	461	6.9%	502	8.2%
Interest expense, net	(55)	(0.8%)	(61)	(1.0%)
Earnings before income taxes	$406	6.0%	$441	7.2%
1 Subtotals and totals may not foot due to rounding.
The following table summarizes net sales within our Retail Business:

	Quarter Ended		Six Months Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Nordstrom full-line stores - U.S.	$2,097	$2,074	$3,796	$3,757
Nordstrom.com	625	519	1,105	920
Nordstrom	2,722	2,593	4,901	4,677
Nordstrom Rack	857	759	1,688	1,500
Nordstromrack.com/HauteLook	117	78	234	155
Other retail[1]	79	8	143	16
Total Retail segment	3,775	3,438	6,966	6,348
Corporate/Other	(177)	(142)	(252)	(215)
Total net sales	$3,598	$3,296	$6,714	$6,133
1 Other retail includes Trunk Club, our Nordstrom Canada full-line stores and Jeffrey boutiques.

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY BUSINESS
(unaudited; dollar and share amounts in millions)
Credit
Our Credit business earns finance charges, interchange fees, late fees and other revenue through operation of the Nordstrom private label and Nordstrom Visa credit cards. As mentioned above, as part of an agreement expected to close by the end of 2015, TD will acquire Nordstrom's existing U.S. Visa and private label consumer credit card portfolio.

Historically, all credit card receivables were recorded at par value less an allowance for credit losses. As we have the ability and intent to sell our U.S. Visa and private label receivables, these credit card receivables to be acquired by TD have been reclassified from "held for investment" to "held for sale", and are recorded at the lower of cost (par) or fair value as of August 1, 2015. Due to this classification change, the allowance on these receivables of $64 was reversed during the quarter ended August 1, 2015. The fair value of these receivables is greater than cost.

The following tables summarize the results of our Credit business for the quarter and six months ended August 1, 2015 compared with the same period in 2014:

	Quarter Ended		Six Months Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Credit card revenues	$103	$96	$202	$190
Credit expenses	(50)	(43)	(102)	(96)
Credit transaction, net	61	—	61	—
Earnings before interest and income taxes	114	53	161	94
Interest expense	(5)	(5)	(10)	(9)
Earnings before income taxes	$109	$48	$151	$85

	Quarter Ended		Six Months Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Allowance at beginning of period	$70	$80	$75	$80
Bad debt expense	10	7	20	22
Write-offs	(18)	(19)	(38)	(38)
Recoveries	3	12	8	16
Credit transaction - reversal of allowance for credit losses	(64)	—	(64)	—
Allowance at end of period	$1	$80	$1	$80

Annualized net write-offs as a percentage of average credit card receivables	2.7%	1.4%	2.7%	2.1%

			August 1, 2015	August 2, 2014
30 days or more delinquent as a percentage of ending credit card receivables			1.7%	1.5%

NORDSTROM, INC.
RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar and share amounts in millions)
We believe ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of our use of capital and believe ROIC is an important component of shareholders' return over the long term. In addition, we incorporate ROIC in our executive incentive compensation measures. For the 12 fiscal months ended August 1, 2015, our ROIC decreased to 11.9% compared with 13.2% for the 12 fiscal months ended August 2, 2014, primarily due to the acquisition of Trunk Club in addition to ongoing store expansion and increased technology investments.
ROIC is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to ROIC is return on assets. The following is a reconciliation of the components of ROIC and return on assets:

	12 Fiscal Months Ended
	August 1, 2015	August 2, 2014
Net earnings	$736	$727
Add: income tax expense	481	453
Add: interest expense	133	156
Earnings before interest and income tax expense	1,350	1,336

Add: rent expense	154	133
Less: estimated depreciation on capitalized operating leases[1]	(83)	(71)
Less: credit transaction and other, net	(51)	—
Net operating profit	1,370	1,398

Less: estimated income tax expense[2]	(542)	(536)
Net operating profit after tax	$828	$862

Average total assets[3]	$9,275	$8,618
Less: average non-interest-bearing current liabilities[4]	(2,892)	(2,577)
Less: average deferred property incentives[3]	(521)	(495)
Add: average estimated asset base of capitalized operating leases[5]	1,117	1,005
Average invested capital	$6,979	$6,551

Return on assets	7.9%	8.4%
ROIC	11.9%	13.2%
1 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property. Asset base is calculated as described in footnote 5 below.
2 Based upon our effective tax rate multiplied by the net operating profit for the 12 fiscal months ended August 1, 2015 and August 2, 2014.
3 Based upon the trailing 12-month average.
4 Based upon the trailing 12-month average for accounts payable, accrued salaries, wages and related benefits, and other current liabilities.
5 Based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Adjusted Debt to earnings before interest, income taxes, depreciation, amortization and rent ("EBITDAR") is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of less than four times. As of August 1, 2015 and August 2, 2014, our Adjusted Debt to EBITDAR was 2.1.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2015[1]	2014[1]
Debt	$3,141	$3,118
Add: estimated capitalized operating lease liability[2]	1,231	1,060
Less: fair value hedge adjustment included in long-term debt	(30)	(42)
Adjusted Debt	$4,342	$4,136

Net earnings	$736	$727
Add: income tax expense	481	453
Add: interest expense, net	133	155
Earnings before interest and income taxes	1,350	1,335

Add: depreciation and amortization expenses	541	478
Add: rent expense	154	133
Add: non-cash acquisition-related charges	16	5
EBITDAR	$2,061	$1,951

Debt to Net Earnings	4.3	4.3
Adjusted Debt to EBITDAR	2.1	2.1
1 The components of Adjusted Debt are as of August 1, 2015 and August 2, 2014, while the components of EBITDAR are for the 12 months ended August 1, 2015 and August 2, 2014.
2 Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the six months ended August 1, 2015, we had negative Free Cash Flow of $(263) compared with $(194) for the six months ended August 2, 2014.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Six Months Ended
	August 1, 2015	August 2, 2014
Net cash provided by operating activities	$415	$369
Less: capital expenditures	(521)	(376)
Less: cash dividends paid	(142)	(125)
Less: change in credit card receivables originated at third parties	(64)	(77)
Add: increase in cash book overdrafts	49	15
Free Cash Flow	$(263)	$(194)

Net cash used in investing activities	$(581)	$(462)
Net cash used in financing activities	(238)	(329)